Exhibit 99

                                  NDS Group plc

             Transcript of conference call held on November 1, 2005


  Presenters
  ----------

o    Dr Abe Peled

o    Mr Alex Gersh



Operator:       Thank you for standing by and welcome to the NDS first quarter results conference call. At this time all participants are in a listen-only mode. There will be a presentation followed by a question and answer session, at which time if you would like to ask a question, you will need to press *1 on your telephone keypad. I must advise you that this call is being recorded today, Tuesday 1st November, 2005. On this call we will make certain forward-looking statements, within the meaning of the private securities litigation reform act of 1995. These statements are based on management's views and assumption regarding future events and business performance, as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economics, business, competitive market, and regulatory factors. For more detailed information about these and other factors that could affect future results, is contained in our filings for the Securities and Exchange Commission. The forward looking statements included in this call are made only as of the date of this call, and we do not make any obligation to publicly update any forward looking statements to reflect subsequent events or circumstances, except as required by law.

     I would now like to hand the conference over to your speaker today, Dr Abe Peled. Please go ahead sir.

Abe Peled:      Good morning, good afternoon, wherever you are, thank you for joining us on our Q1 FY06 conference call. I would hope that most of you have had the chance to look at our press release. NDS enjoyed another very strong quarter, particularly we are pleased with the fact that our long term strategy of investing in new technologies and middleware is starting to show the results that we were hoping for, of a better revenue mix, moving increasingly towards software, which can be translated into an expansion of margins, and while, I think where we, as Alex will talk about later, you know we don't expect every quarter to have this operating margin, we are well on our way to our target of 20% operating margins.



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     In the quarter we have seen another two of our customers adopt the XTV(TM)
     PVR technology for their systems, that brings to eleven the number of NDS pay-TV customers that have adopted our XTV(TM) technology, and furthermore none of our pay-TV customers that use conditional access have, in cases where the PVR was up competitively, have selected NDS. I guess the only exceptions are the cable Scientific Atlanta PVR, but outside the United States that's certainly the case.

     We're particularly pleased with SkyLife which as you know has been a very strong account for us, and we expect to see them also pursuing their PVR quite aggressively.

     Again in our middleware area we're making good progress, both with the announcement of NDS and Philips that we will have a production launch of our MHP digital terrestrial receivers, as well as we're solidifying and expanding our relationship with the MediaHighway customers. Currently on DIRECTV, all new standard set-top boxes are shipping with NDS middleware, and we have obviously continued to download to all of the boxes that are capable of receiving our middleware, and that should have been completed in this quarter.

     As Alex will explain, we take the revenue credit, we recognise the revenue as we get detailed reports of how many boxes have been downloaded. This quarter we have already seen a substantial impact from the end of the last quarter as well as the previous quarter downloads, which has reflected itself in the licence fees and royalties, it brings the total number of shipped middleware of NDS to $26.7 million, up $18.8 million from the last quarter, and again we expect to start seeing that number increase rapidly, and therefore expanding our market share in middleware.

     In terms of new contracts, we have won a new pay-TV broadcast in Romania, showing that our strategy of focusing on Eastern Europe and with our VideoGuard Express is starting to pay off, and we see considerable additional interest in that area, in such a system. And indeed our partnership with Tandberg, Pace Micro Technology and MGt is being received quite well by the smaller and mid-size cable pay-TV operators, particularly in Eastern Europe.

     I'm also pleased to say that in our new technologies area, particularly on the gaming side we have done quite well with our first win with Victor Chandler, one of the leading bookmakers in the UK, which will license NDS's OpenBet for games. We`ve also made a small acquisition of NT Media, expanded our ability to develop creative casino games that can be played both on the internet and on interactive TV, and we expect with the continuing deregulation of gaming laws in the UK and possibly in other parts of the continent, this to become a growing area.



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     Looking forward, we believe that for the medium term there are several key trends that clearly will determine our performance in the mid-term, and they have to do with multi-room penetration; as we see increasingly our operators focus on expanding their presence in addition to the living room into other rooms, and they expect the second box average to move in the US from 2.5 to around 3, and in Europe from 1 to 1.5. We expect PVR penetration to start strongly and indeed in the US DIRECTV is part of a mass and very aggressive marketing campaign, and we expect to see that roll out quite strongly to a large percent of the population over, we expect over five years to see 100% penetration; in Europe, we would expect to see 50% penetration. Another factor is the high definition. High definition clearly is well on its way in the United States, but now in Europe we see substantial effort, crystallised around the world cup launch, and we're working obviously with BSKyB, Sky Italia, and some of our other customers on high definition, including by the way in Korea and in China.

     Finally we believe that IP-TV, both stand alone in which we have an increasing number of projects, as well as hybrid satellite and IP systems, will again drive not only major development work but also future software revenues and the replacement cycle for set-top boxes that are capable of accepting both a broadband connection as well as a satellite tuners. We demonstrated our first such box at IBC in Amsterdam, and the first customer for that is a satellite operator in Israel in conjunction with the local telecom operator, Bezeq, who also is a 51% owner, and, you know, but I think that trend is further confirmed with the acquisition of Easynet in the UK by BSkyB, which will allow BSkyB to deliver both a hybrid system as well as deliver its channel package to customers that can only receive IP and not have a satellite dish, as is doing Viasat for example in Sweden, where we have developed a system for Viasat where the same channel package can be also delivered over broadband to customers who don't have a view of the satellite or don't have access because they live in large buildings.

     So we think that these key trends obviously will play a major role in our medium and long term growth. I would now like to turn it over to Alex who will take you in some more detail through the numbers, and then we will open it up for questions. So Alex?

Alex Gersh:     Thank you Abe.  Good afternoon and good morning everybody.  Let me first hit the highlights and then go through some detail behind some of the revenue and cost occurrences during the quarter.

     Obviously total revenue for the quarter is $145 million, which is an increase of 2% over first quarter of last year. Operating income $35.7 million, an increase of 41% over the first quarter of 2004. Net income for the quarter is $27 million, a 54% improvement on the first quarter of last year.



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     And now some detail on the revenue, conditional access revenue decreased by
     8%. We have delivered fewer cards this quarter than the first quarter of last year; 5.5 million cards have been delivered verses 8.9 million in the first quarter of last year. The biggest reason for this is a lower demand from DIRECTV as well as last year we were in the process of switching Sky Italia to the NDS platform, and so there was additional cards delivered because of that migration, so those are the two reasons for the lower cards. However, the authorised cards, active authorised cards stand at 58.5 million, verses 47.8 million first quarter of last year. Obviously that increase offset some of the decrease that we've seen because of the lower card shipments, and just as important, 88% of our active cards currently pass the monthly fee for the service, and that is an increase from the first quarter of last year.

     Integration development and support revenue decreased by 18% to $13.8 million. Really there has been no major conditional access system deliveries in the current quarter. Last year in the first quarter we recognised some revenue on this migration of Sky Italia to the NDS platform.

     License fees and royalties as Abe just mentioned, up 54% to $24.6 million. We have recognised revenue on 6.4 million set-top boxes downloaded, DIRECTV middleware boxes that we've downloaded. We have recognised some of the boxes were downloaded last year, but we've recognised all of the revenues this year in the first quarter, obviously as we satisfied ourselves that the reports that we get from DIRECTV, we've received and so we understood exactly the revenue recognition that needed to be done, so 6.4 million set-top boxes we've recognised. Obviously there will be some additional backlog that will be recognised in Q2 for the boxes that have already been downloaded and are currently being downloaded.

     As Abe said as of September we estimated an accumulated number of 26.7 million set-top boxes containing NDS middleware have now been shipped.

     New technology has increased by 23% percent in first quarter of 2006, to $20.9 million, and again, PVR, Synamedia, interactive infrastructure and gaming applications all contributed to this increase.

     Now onto the costs, and let me first talk about gross margin. Gross margin stands at 58.6% verses 58% in Q1 of 2005. Now I'm going to spend a little bit of time here, because I need to explain some different treatment of certain costs that we've done first quarter of this year. In January of



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     this year we have introduced a new time reporting system, and we have now been able to more precisely allocate time and cost of our technical staff between operations, which shows up in cost of sales, and R&D which of course shows in our operating expenses. Now in terms of definition, the time and cost incurred on customer project, integration and development work, undertaken under specific customer contracts is reflected in the cost of sales. R&D on the other hand represents cost of employees involved in internal research and development, on improving functionality of our existing products, as well as on software development focused on digital broadcasting industry. As a consequence of this new system and as a consequence of time spent by our engineers between those two elements of our P&L, we have increased our cost of sales by $13 million, and reduced our R&D obviously by $13 million. So the difference, if you wanted to look at the Q1 of this year and Q1 of last year on an apples-to-apples basis, the $13 million is a shift from R&D into cost of sales that occurred in Q1 of this year.

     Operating expenses decreased by 16% for the quarter to $49 million. Obviously the single biggest component here is this, again reallocation of this $13 million of cost out of R&D and into the cost of sales. We also received an R&D grant from the French government of $5 million, which reduced our R&D for the quarter by $5 million, but those two decreases were partially offset by obviously an increased headcount between first quarter of this year verses first quarter of last year. At the end of September our headcount stands at 2,640 people, verses 2119 at the end of first quarter last year.

     Expected income tax rate for the first quarter is 30% verses 35.4% in the first quarter in last year, and really this is due to the change in mix of income arising in different tax jurisdictions. Net income is $27 million, which is 47 cents per diluted share, compared to $17.6 million or 31 cents per diluted share for the first quarter of last year.

     Cash flow, just a few words on cash flow, cash stands at $342 million as of the end of September. Cash from operating activities increased by $11 million, reflecting obviously lower payments for smart cards, which were offset by higher expenses. Capital expenditure for the quarter was $8.7 million. As we talked about last time we were on the call, we have mentioned that we have moved into a number of new facilities and are planning to move into a number of new facilities. This quarter we have begun to receive a spend on those new facilities. $5 million out of $8.7 relates to the new facilities in India, UK and the US. The rest of it is obviously due to our ongoing technical equipment that we have to purchase.



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     In first quarter of the year we received $2.8 million from exercise of employee stock options, and that equates to about 208,000 shares. We have now 4.1 million stock options outstanding with 2.7 million exercisable as of September 30th.

     Again, staying with the cash flow, during this quarter as Abe mentioned we have acquired NT Media, and we've paid $2.9 million cash consideration in the quarter for the company.

     Now just a few words in terms of the 2006 guidance. As we always do before every quarter we continue to review our guidance and our revenue guidance. With the key uncertainty continuing to be currency fluctuation, that I discussed last quarter, last time I spoke on this call, that continues to be the key uncertainty, and therefore we are maintaining our revenue guidance the same at $600 to $625 million. However, the positive impact of R&D credit we received from the French government and continuing good performance of our business allows us to upgrade operating profit guidance from earlier, $102 to $110 million, to the new operating profit guidance of $107 to $115 million. And again, as I mentioned last time this operating profit guidance does not take into consideration P&L effect of new options to be granted in fiscal 2006. We've actually kicked off the process of evaluating the grant, the 2006 grant this quarter. Next quarter when we're updating you we will have that completed and we will be able to update you on the actual P&L effect of the 2006 option grant.

     Thank you very much.

Abe Peled:      Thank you Alex, and operator, could you please open it for questions.

Operator:       Certainly.  Thank you, we will now begin the question and answer session. If you would like to ask a question, please press *1 on your telephone keypad and wait for your name to be announced. If you would like to cancel your request, please press *2. Once again that's *1 to ask a question. And your first question comes from Daniel Meron of RBC. Please go ahead.

Daniel Meron:   Hi Abe and Alex, congratulations on a strong quarter.  Can you maybe provide a sense on any new businesses or opportunities you see out there?

Abe Peled:      Well, you know we don't usually comment on new business until we have signed contracts. In terms of potential and where we see activity, we see activity as I mentioned in Eastern Europe, on pay, what we call traditional pay-TV platforms. We see a lot of activity in the IP-TV both stand alone as well as the potential for hybrid IP-TV systems, and we see considerable potential for interactive applications in the United States as there will become a critical mass of set-top boxes out there that are capable of accepting such interactive applications, although I expect that the revenue impact of that will be mostly in next fiscal year and beyond. But we're seeing a lot of interest, and we expect to see more of that at the consumer electronics show.



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     We also see quite a bit of interest in the whole mobile arena, but I think it's too early to quantify the financial aspect of that, we are involved in a number of pilots and trials and different projects, we also announced from this quarter, announced, SanDisk this quarter announced the TrustedFlash initiative in partnership with NDS, but again I think to quantify the revenues from that is a bit premature. Having said that I would like to come back to my main comment that in terms of the actual financial performance in the near term it will be to a very large extent determined by the trends we see in our existing customer base and the deployment of the new technology.

Daniel Meron:   Thank you Abe.  Can you maybe elaborate on, you mentioned the opportunity with BSkyB and Easynet, can you maybe give us a sense on the timing of that and what kind of opportunities you have there?

Abe Peled:      I think I can't comment on the timing, that would be up to
     BSkyB, but in terms of the opportunity, I very much see it as both using the broadband network to deliver the BSkyB service to customers that do not have access to a satellite dish in the UK, of which there are some substantial number in the inner city due to restrictions on dishes, as well as a replacement cycle for set-top boxes and PVR, that would have both the satellite reception for the main channel as well as the broadband connection in the back for additional VOD services and other entertainment from the internet, and I expect that to start rolling out over the next few years.

Daniel Meron:   Okay thank you, and then M&A, you discussed this in brief over the industry day, any updates on that front please?

Abe Peled:      Again, you know obviously we are looking at a lot of things but we would let you know the moment we have something concrete that we are planning to do.

Daniel Meron:   Okay, and Alex a question for you. Can you maybe give us a sense on, number one, what are the metrics to look for with DIRECTV, and then on the OpEx, how should we look at that, can we assume that it will be pretty much flat after the change in the classification of the R&D that you mentioned during the quarter, how should we model it going forward?

Abe Peled:      Well I just want to add on the metrics, DIRECTV publishes on a quarterly basis their growth out, so obviously that is an important metric, they will probably provide updates on the PVR penetration, and you know the combination of those two as well as churn which is used to calculate the growth out which they also provide, and therefore these are the key metrics in so far as DIRECTV is concerned, and then in the longer term we obviously would look at the... what success we have in signing up channels for developing interactive applications.



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Daniel Meron:   Okay thank you Abe

Alex Gersh:     In terms of the operating expenses I think obviously in terms of this reclassification of this change, clearly as we look forward, if we continue to see the shift in time that our engineers spend in supporting our existing contracts, clearly there could be additional movement out of R&D into cost of sales. On the other hand, if you see things going the other way, you can see movement the other way. I think the best way of looking at this is an aggregate. We disclose, when we look at cost of sales, we show you the operations line in there so in my opinion if you look at operations line together with the R&D line and you add those two together, the statement that we've always made that the increase in our expenses is really driven by an increase in our head count still stands, so if you look at those two lines in aggregate, you can, and we're telling you in terms of our increased headcount, that's probably the easiest way of being able to look at that.

     You know, we've said that last time that we were going to hire, we've hired over 500 people last year, we said we were going to hire less than that number this year, that still holds true, a significant amount o four hiring is going to be done in India. We probably could hire more, I think we've mentioned a number of 250 people or so last time for the year, I think the number could be higher than that as we have new projects that Abe was talking about coming on board, however, because a significant amount of that headcount is going to be in India the point that we've made is that our revenue growth will clearly exceed our expense growth, we'll still continue to be valid and will continue to improve our operating margins. In terms of marketing, sales and marketing, you've seen some increase in this quarter and we've said that this is with regard to our additional shows that we decide to do to support our business but the increase so not very significant, and G&A again, we're not adding people really in G&A, so the G&A number should be relatively flat with some modest increases going forward.

Daniel Meron:   Okay thank you Alex and Abe and good luck going forward.

Operator:       Thank you.  Your next question comes from Alan Gould of Natexis, please go ahead.

Alan Gould:     Yes good morning thank you, a few questions for Alex, first can you just clarify for us the revenue recognition of the XTV(TM) results, so if DIRECTV is shipping in October / November, new PVRs, when will you recognise that, will that be in March?



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Alex Gersh:     Well we have, the way we work with all of our customers
     obviously is we need to receive, we receive reports from them a number of days after the download and on the basis of that report we recognise revenue. So depending on when these reports are received and they are verified, that's how the revenue is going to be recognised. When we started with middleware, to be honest with you, with XTV(TM), I'm just not sure of the frequency of these reports at this point. We generally receive reports 30 days after the shipments or the downloads have been completed, so if that holds true, 30 days at the end of the quarter, so if that's true then that's how the revenue recognition is going to work.

Alan Gould:     30 days after the quarter, so if something shipped in the
     December quarter, you're not going to receive that report until January, you won't recognise it until March?

Abe Peled:      That is correct

Alan Gould:     Okay.  And just a clarification on this new allocation between
     R&D and operating expense, so you're saying I could, to get an apples to apples comparison of the September quarters, I could add $13 million to R&D and take it out of operating expenses.

Alex Gersh:     That's correct

Alan Gould:     So on an apples-to-apples basis, R&D was up about 13% and gross margin actually was 67.6 verses 59.2?

Alex Gersh:     That's correct

Alan Gould:     Okay, third thing is stock option expense, are you now expensing options in your financials?

Alex Gersh:     Yes, as I said we did not have the 2006 grant yet, but
     everything else we are expensing currently and the impact of that is about $1 million a quarter.

Alan Gould:     It's about a million a quarter, but I mean for GAAP that's now running through the income statement whereas it wasn't a year ago?

Alex Gersh:     Well I mean a year ago if you look at our G&A the SFAS 123R was not running but we did have some option, some option expense that had to do with, principally with previous financial officer having an extension of vesting of his options granted to him, and that produced a stock option expense in the first quarter of last year. But in terms of the SFAS 123R this is the first quarter we're running it and the expense is $1 million.

Alan Gould:     So if I look at that line the cash flow statement the 2.5
     million last year was due to the extension on the CFO and the $1 million this year is the expensing under the new GAAP rules.



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Alex Gersh:     Yeah the 2 million is not quite - there are some additional expenses recognised last year for some other reasons but yes you're right, the 1.3 million of the 2 million is CFO. There were some other reasons why some additional expenses had to be taken in the stock options but this quarter SFAS-120-3-R $1 million.

Alan Gould:     Okay and last thing just to clarify on that G&A because it was the lowest G&A number in over a year is 34 million plus a little bit a good run rate now for the year?

Alex Gersh:     Well the G&A - the biggest difference in G&A is the stock
     options because that's when that's where stock options appear. So if you look again if you look at last quarter we recognised $2.5 million of expenses of G&A, of stock option expense and this quarter it's 1 million. So as we approve our 2006 option grant, it's probably going to appear in G&A so that line will increase based on that. Other than that, the G&A should be relatively stable.

Alan Gould:     So extra stock options, it was 9.5 million or so last year versus about 7.5 million this year?

Alex Gersh:     Right. The other thing that we've done this quarter - I should have mentioned this - a prior year on all of the cost of our facilities for the UK were recorded as part of G&A. Obviously what we've done is when we actually looked at - analysed the number we've had approximately 800 people in the UK. A vast majority of those people are either in R&D in operations so we've actually reallocated some of the facility cost into R&D and operations this quarter. That took G&A down by approximately $2 million. That's a one time.

Alan Gould:     Okay thank you very much.

Operator:       Your next question comes from Todd Mitchell of Kaufman Brothers.
     Please go ahead.

Todd Mitchell:  Good morning I want to go back to the DirectTV deployment. As
     I understand it now the DVR is being delayed. DirectTV has already started marketing it but apparently they're not on the shelves and we're also hearing word that their HD box is running late and may not be ready for the holiday seasons. Can you address your role in this issue and give us some colour as to exactly what the issue is and when these issues might be resolved?

Abe Peled:      I really feel uncomfortable talking for DirectTV. I believe that the ads - at least the way reported to me in California by some of my people is that you are encouraged to come and take up your DVR from the shelves and that, buy etc. but you really would have to ask DirectTV in terms of the HD and the rate of roll out of the DVR and all of those.



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Todd Mitchell:  It's not a - I guess it's not a software issue?

Abe Peled:      I think we believe that our software is currently stable and ready for starting to ship it.

Todd Mitchell:  And would you attribute it to a platform issue then?

Abe Peled:      No I don't attribute it to anything I just told you that I believe that it's in the shops. Go to Best Buy in Los Angeles and pick one up.

Todd Mitchell: Alright. Sorry to press you on it. The other thing I wanted to know is in terms of this Philips business for the broadcast box can you give us some colour on what your expectations are in terms of units and what the economics to NDS look on that? It's obviously lower per unit but does it generate the same sort of revenue contribution?

Abe Peled:      Well you know one has to make a call on the MHP in Europe and you know how successful it will be, the initial launch is in Italy where roughly I think 1.5 million boxes were sold last year depending on whether the government will continue the subsides or not, there may be another million or so sold this year. Philips says we'll hopefully get some market share out of that. Also in Spain there is the intention of having MHP in digital terrestrial and maybe additional markets but I don't think that it's a very large number that would materially affect our results one way or the other and in longer term you know participation in the MHP market place.

Todd Mitchell: Okay. Also I would like to know in terms of - you mentioned - in terms of smartcard that 80% of our customers are currently on a monthly subscription fee. Can you tell me what that figure was a year ago at this time?

Abe Peled:      It was about 77% or so.

Todd Mitchell: So if we look at the different in the cards shipped and the revenue numbers and I mean basically with the same amount of subscription can we attribute a big chunk of the per unit difference this year versus last year to perhaps DirectTV getting a lower cost per unit and that this the rate we're seeing now is-

Abe Peled:      No. No. No. You are wrong.

Todd Mitchell:  Okay. Alright well maybe we can talk about that later then.



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Abe Peled:      No I mean our practise with DirectTV is fixed on a six year contract and it has nothing to do that. I think that we don't disclose the mix between subscriber fee and smartcard sales. We could tell you what the smartcard sales were and we also told you the result has been larger revenues from subscriber fees, in particular Sky Italia moved as of July 1st to a full subscriber fee, 3.4 million cards, that's a substantial number.

Todd Mitchell: Okay and then the last question is terms of your Capex, you've mentioned that there's about 5 million in your CAPEX on new facilities. How long does that continue going forward?

Abe Peled:      We expect the entire budget for new facilities for the year to be within the neighbourhood of 6.5 maybe maximum $7 million. So you we've spent 5 million and we've got a couple of more million to go but we're pretty much at the end of the facility spend, the big facility spend.

Todd Mitchell:  Great. Thank you very much.

Operator:       Your next question comes from Ronnie Biron of Oscar Gruss.
     Please go ahead.

Ronnie Byron:   Hi Abe and Alex. Most of my questions were answered, just if you net out the middle ware download DirectTV it seems that your revenues from royalties and over all substantially decline sequentially. Can you comment on that whether a specific - do you see this quarter as slow in particular and do you see a pick up in shipment in the coming quarters?

Alex Gersh:     I'm sorry, when you're saying substantial declined, Q4 of last year the revenues was 147 million, Q1 of this year is 144 million so could you just-

Ronnie Byron:   What I'm trying to say, I'm trying to net out the effect of the middleware download and to see how your core business is growing.

Alex Gersh:     Just a quick comparing of Q4 to Q1 again there is a couple of things you need to know. Obviously in Q4 we've shipped 8.9 million cards. We've shipped 5.5 million -oh just the license fees and royalties lines. The license fees and royalties in Q4 of 2005 we've actually recognised a 6 million catch up of royalties, conditional access royalties for Sky Italia. This was - what happened in Sky Italia is we've switched from getting paid our royalties from the setup box manufacturers to Sky Italia actually paying us themselves. In that switch process there was a time lag which we caught up in Q4 of last year. So there's a six million kind of a one off recognition of conditional access royalties for Sky Italia in Q4. So if you want to take out the middle ware this quarter you have to take out that 6 million at Q4.



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

Ronnie Byron:   Okay that answers my question. Thank you.

Operator:       Your next question comes from Merhdad Torbati of Deutsche Bank.
     Please go ahead.

Merhdad Torbati:        Hi Abe. Hi Alex. Congratulations. I have a question
     regarding a number of smartcards you shipped in the first quarter. Is this number in any way affected by any inventory fluctuations compared to the previous quarter? Or you would say this 5.5 million is a true reflection of the demand of your customers within this quarter? Is my fist question...

Abe Peled:      I don't - but it is one of the reasons why we don't give
     quarterly guidance because it's very hard to, both for us and for our customers, to manage our business by end of quarters and over a year sure if it smoothes itself out. The orders for smartcards obviously has to be built up ahead of the demand and maybe occasional build ups that get smoothed out subsequently. So I don't think you can read anything into this
     5.5 million whether it was current demand or future demand because you know we expect for a year while we have said that we had to save some less than reserves last year we still are confident and the overall year number in the number of [prices we will ship] which will compare if we factor out Sky Italia which was a one time will compare favourably year-to-year. So I really urge you not to make too big a deal from trying to guess because it may be that there was order on this that went out on October 10th, so we can't manage obviously our customer's inventories or shipments by our convenience.

Merhdad Torbati:        Sure. The second question relates to BSkyB's recent
     announcement around mobile pay TV. Do you have conditional access solution ready to accommodate any service in a joint venture business together with Vodafone? Would you be ready in case you would be asked to offer technology on that front?

Abe Peled:      We have a DVBA solution and we have a mobile and VideoGuard solution that we have integrated with those prototypes of DVBH devices as well as a mobile phone so should that require the need for conditional access etc. we have such solutions.

Merhdad Torbati:        Okay. Just a quick question for Alex and I know you said
     you can't disclose it now because your 10-Q is not out yet, can you give a geographic breakdown of your sales and a breakdown between News Corp. and non News Corp. companies at this time or shall we wait?

Alex Gersh:     We actually don't even disclose that in the quarter, this is only disclosed once a year in a 10K, so no, I cannot, we don't disclose this information unfortunately.

Merhdad Torbati:        Okay, thank you very much.



                                   Page E-13

Operator:       Your next question comes from Can Elbi of Cheuvreux. Please go ahead.

Can Elbi:       Hi Abe, Hi Alex, just one question on IPTV. Just looking at US and Europe and looking at the incumbents increasingly introducing IPTV services, either full IPTV or a hybrid solution, it seems like most of them have gone ahead with software solutions, be it Verimatrix or Microsoft. What do you attribute that to and what is it going to take for them to change their minds and maybe go with smartcard based solutions in the future?

Abe Peled:      Well first of all I attribute it to ignorance, second I want to point out that we have a solution known as VGS which does not necessarily require a smartcard in the box and some of the Telcos that we're working have adopted it already that solution which simplifies and given that they believe the logistics of handling smartcards being unfamiliar with it are complicated we are offering an alternative of course where all the mobile operators seem to be able to handle the smartcards quite well but I think it has to do with the fact that they don't have experience in protecting content and are therefore not sufficiently aware of the factors involved in content protection. I also will contest your assertion - yes certainly on Microsoft there has been a lot of decisions but people like, Widevine Verimatrix and Latens I consider completely irrelevant in terms of the wins that they have had. I know that you will say Verimatrix has BP but it's really a watermarking thing, it's not even a conditional access or content protection technology as far as we understand it.

Can Elbi:       Okay, and maybe just in terms of PCPTI based systems and PTI based systems that come off these software based vendors are using for IPTV
     - are there any fundamental differences?

Abe Peled:      PC what?

Can Elbi:       In terms of Public Infrastructure based systems that these software based vendors are using, is there any fundamental differences in terms of what protects that side versus what they use for IPTV based solutions?

Abe Peled:      You're talking about PKI?

Canelbi:        Yeah.

Abe Peled:      Yeah. Well, I mean look, conditional access and content
     protection is not about encryption whether you use PKI or RSA or whatever you want. It's about protecting the overall system from holes through which the encryption can be circumvented and that's the speciality of conditional vendors. Indeed no encryption of any conditional access vendor was ever broken, the only thing that was broken was the mechanism of delivering those keys and therefore emulating the ability to show it as if you have a key and that requires both technology as well as operational security that produced a system that can protect the revenue of a platform and those really only come into consideration when a platform is big enough and has content worthwhile stealing and none of the IPTV operators are in this situation yet I might add.



                                   Page E-14

Can Elbi:       So basically being able to change the private keys on the fly if there is any hacking what you're saying doesn't really solve the problem because it can be hacked again?

Abe Peled:      No the thing emulates getting the new key and using it.

Can Elbi:       Okay. Thanks a lot Abe.

Operator:       Your next question comes from Ian Whittaker of UBS. Please go ahead.

Ian Whittaker: Thank you very much. If I could ask really three questions about general trends; one is just in terms of going back to BSkyB and Ethernet. You also mention ViaSat was also delivering TV over broadband internet. Perhaps you could talk about some of the other players in different parts of the world that are also other satellite providers that are moving move to delivering their content via broadband? The second question has to do with IPTV. I wonder if you could share some of your thoughts of what you're seeing from telecom operators in terms of the sort of content that they are showing over IPTV, whether they tend to be focusing very much on just video on demand or whether any of the players that you've seen are perhaps becoming more aggressive in competing with the established Pay TV operators? And then third question really had to do with high definition TV. Again I'd be interested to hear your thoughts on how you think the high definition TV market will grow over the next 18 months given that again this could be a very good potential source of extra revenues for you in the future?

Abe Peled:      So in terms of IPTV, I mentioned Yes in Israel, Auna is another operator, it's a cable and telephone company in Spain that instead of laying out additional cable are going to use their IPTV broadband infrastructures to deliver the same packages as cable, and I would expect that...Canal Plus obviously in France has an agreement with France Telecom as well as another local operator to deliver their package on IPTV as well and I don't know if they reported a number but obviously I'm a little worried being used in that...so you know, I would expect to see that as a complimentary I might add because it's still much more efficient to deliver it by satellite but for places where satellite cannot reach or is inconvenient and there is enough bandwidth, you are likely to see that.



                                   Page E-15

     In terms of the package, our experience in Japan with broadband TV with whom we have been working for the last two years clearly shows that they started with only VOD and that was not a really sufficiently interesting proposition and they restarted their whole marketing and technology proposition earlier this summer with a package of both the main broadcast channel as well as VOD and niche content and that seems to be much more successful, and indeed they've ordered 500,000 cards from us and seem to be rolling out aggressively to have then this for a million. So that's the most advanced. I do believe that people still want a complete package of entertainment and not only the niche, so most people in the UK for example who still watch ITV and BBC and if that's not in the package then it's an incomplete package or many of the other quite popular channels like the fifth channel and so on.

     In terms of your high definition, clearly the penetration of high definition is primarily created by the cost of your high definition displays; the quicker they come down the more affordable it will be to the masses and I am pleased to say that on a dollar/pound basis, you can see the kind of HD displays that in the United States will be $1,000 to $1,200 are now available in the UK also for a (pound)1,000 to (pound)1,200, so it's turning into a certainly more affordable range given the experience but until it goes down to perhaps the (pound)500-600 for a 28", 30" television, it will probably not become a really very big number in the amount of users, but more of a high end 10% kind of penetration.

Ian Whittaker: Okay, and so the question just in terms of satellite providers moving into broadband internet to Ethernet, you mentioned ViaSat. I just wondered whether there were any other players as well?

Abe Peled:      I said Yes for example in Israel and I said Auna which is a cable, but yeah we would expect that as broadband is a static market where it's deregulated and they can have access to the broadband infrastructure without having to build it up, if that's the case. I also would point out that Chase Carey on the [unclear] conference policy that's on DIRECTV has clearly outline their intention to use broadband as well a distribution mechanism and as a complimentary mechanism in order to compete with more effectively with the market.

Ian Whittaker:  Ok, that's great. Thanks very much.

Operator:       Your next question comes from Jason Mauricio of Arete Research.
     Please go ahead.

Jason Mauricio: Hi there. Last year was clearly a one-off on condition access with DIRECTV coming back and it seems like there was a big catch up throughout the year. Despite that, do you think you can still grow conditional access sales for the full year and FY06?



                                   Page E-16

Alex Gersh:     Well, I think again what Abe has said we need to separate the two components of conditional access that combine that revenue line. Obviously as we continue to active card, the monthly de-component, the returning component will continue to grow and what we've said on the cards that outside of that Sky Italia one-off, we expect the card numbers to be substantially similar this year than they were last year. So those two elements should combine for growth in conditional access although maybe not...a moderate growth.

Jason Mauricio: Okay, and Alex can you give us maybe it'll be in the 10Q or the 10K but in this last quarter, any chance you could give us a rough idea of what percent of revenue your top ten customers accounted for?

Alex Gersh:     What you will see in the Q is you will not see the geographical breakdown as I said, but you will see the related party revenue in the Q. So the Q will come out in a five or six days, you'll be able to see it and we actually list...we list the customers that we consider a related party and then we give one revenue number for all of them, so you'll be able to take a look at this. But obviously if you look at our 10K from last year, we've disclosed DirectTV, Sky Italia and BSkyB and clearly those continue to be the very largest customers of ours.

Jason Mauricio: Okay.

Operator:       There are no further questions at this time sir.

Abe Peled:      Okay, well I would like to thank everyone for joining in on the call and we will meet again next quarter.

Alex Gersh:     Thank you very much.

Operator:       Thank you that does conclude our conference for today. Thank you all for participating. You may now disconnect.



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